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                                                                   EXHIBIT 3.1.2


                          CERTIFICATE OF AMENDMENT OF
                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  EXULT, INC.,
                             A DELAWARE CORPORATION


      EXULT, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY:

      FIRST: That the Corporation was originally incorporated in Delaware under the name BPO-US, INC., and the date of its filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 29, 1998.

      SECOND: That the Board of Directors fully adopted resolutions proposing to amend the Third Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders of the issued and outstanding Common Stock, par value $.0001, per share, Series A Preferred Stock, par value $.0001 per share, Series B Preferred Stock, par value $.0001 per share, and Series C Convertible Preferred Stock, par value $.0001 per share, and the Series D Convertible Preferred Stock, $.0001 per share in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law;

      THIRD: That the resolution setting forth the proposed amendment is as follows:

      NOW, THEREFORE, BE IT RESOLVED, that the first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety as follows:

                                   ARTICLE IV

                                 CAPITAL STOCK

            The Corporation is authorized to issue two classes of stock to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Five Hundred Fifteen Million (515,000,000) shares. Five Hundred Million (500,000,000) shares shall be designated as Common Stock, par value
      $.0001 per share (the "Common Stock"), and Fifteen Million (15,000,000) shares shall be designated as Preferred Stock, par value $.0001 per share (the "Preferred Stock"). The Preferred Stock shall be divided into four series. The first series shall consist of Twenty-Five Thousand (25,000) shares designated as Series A Preferred Stock having the powers, designations, preferences and rights set forth in Article IV(B) below (the

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      "Series A Preferred Stock"), the second series shall consist of One
      Million Six Hundred Ninety-Six Thousand Three Hundred Sixty-Nine (1,696,369) shares designated as Series B Preferred stock having the powers, designations, preferences and rights set forth in Article IV(B) below (the "Series B Preferred Stock"), the third series shall consist of Five Million Five Hundred Twenty-Three Thousand Five Hundred Thirty-Five (5,523,535) shares designated as Series C Convertible Preferred Stock having the powers, designations, preferences and rights set forth in
      Article IV(B) below (the "Series C Preferred Stock") and the fourth series shall consist of Seven Million Six Hundred Fifty Thousand Five Hundred Thirty-Three (7,650,533) shares designated as Series D Convertible Preferred Stock having the powers, designations, preferences and rights set forth in Article IV(B) below (the "Series D Preferred Stock"). The remaining One Hundred Four Thousand Five Hundred Sixty-Three (104,563) shares of Preferred Stock shall be undesignated as of the date hereof (the "Undesignated Preferred Stock") and may be designated with such powers, preferences and rights in accordance with Article IV(B) below.

      FOURTH: That in lieu of a meeting and vote of stockholders, said amendment was approved by the stockholders of the Corporation entitled to vote thereon by written consent, in accordance with Section 228 and Section 242 of the Delaware General Corporation Law. Notice is being given as provided by Section 228 of the Delaware General Corporation Law to every stockholder entitled to such notice.

      IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by James C. Madden, its President and Chief Executive Officer, as of this 28th day of April, 2000.

                                             /s/ JAMES C. MADDEN
                                             -----------------------------------
                                             James C. Madden
                                             President and Chief Executive
                                             Officer

Attest:


/s/ BRIAN W. COPPLE
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Brian W. Copple
Secretary